EXHIBIT 99.1

Hudson Technologies REPORTS Record Second Quarter 2015 Revenues of $28.6 Million; EPS OF $0.08

pearl river, ny – July 29, 2015 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter and six months ended June 30, 2015.

Revenues for the three months ended June 30, 2015 were $28.6 million, an increase of 70% compared to $16.9 million in the comparable 2014 period. The revenue increase in the quarter is primarily related to an increase in sales volumes of certain refrigerants and a higher selling price of certain refrigerants, as well as revenue contribution from the Company’s recent acquisitions. Gross margin increased to 25% as compared to 13% in the second quarter of 2014. Net income for the quarter was $2.8 million, or $0.09 per basic and $0.08 per diluted share, compared to net income of $0.3 million, or $0.01 per basic and diluted share, in the second quarter of 2014.

For the first six months of 2015, Hudson recorded revenues of $50.7 million, a 56% increase as compared to $32.5 million in the comparable 2014 period. The increase is primarily related to an increase in sales volumes of certain refrigerants, and a higher selling price of certain refrigerants. Gross margin increased to 25% in the first half of 2015 as compared to 12% in the first half of 2014. Net income for the first half of 2015 was $4.7 million, or $0.14 per basic and diluted share, compared to $0.5 million or $0.02 per basic and diluted share in the first half of 2014.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We are very pleased to have built upon our strong first quarter performance to deliver record revenues, strong margins and significantly improved profitability in the second quarter. During the quarter we saw increased sales volume and benefitted from a continued higher average selling price for R-22 refrigerants, particularly compared to the weaker R-22 pricing we contended with last year. Likewise, our acquisitions have provided revenue contribution as a result of the expanded customer base and increased geographic reach.”

Mr. Zugibe continued, “We remain focused on expanding our reclamation capacity as we prepare for anticipated increased demand for reclaimed refrigerant as virgin production of R-22 is eliminated. With the end of R-22 production, reclamation will become the primary source of R-22 supply and we are intent on growing our position as the leading reclaimer in the marketplace. Additionally, there are indications that HFCs, the replacement refrigerants for R-22 and CFCs, will also be subject to restrictions on virgin production in response to concerns over their high global warming potential. The strategy that we have put in place for the R-22 phase out provides us with the opportunity to take advantage of the HFC phase out. We believe our industry relationships, established distribution network, and proprietary technology leave us well positioned to capitalize on the changing refrigerant marketplace.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the second quarter results today, July 29, 2015 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until August 29, 2015 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13611457. A transcript of the call will be available on the Hudson Technologies website approximately 24 hours after its completion.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period ended June 30,		Six month period ended June 30,
	2015	2014	2015	2014

Revenues	$28,637	$16,875	$50,740	$32,459
Cost of sales	21,425	14,673	38,003	28,454
Gross profit	7,212	2,202	12,737	4,005

Operating expenses:
Selling and marketing	1,054	614	2,014	1,264
General and administrative	1,397	931	2,692	1,617
Total operating expenses	2,451	1,545	4,706	2,881

Operating income	4,761	657	8,031	1,124

Other (expense):
Interest expense	(236)	(186)	(443)	(395)
Total other (expense)	(236)	(186)	(443)	(395)

Income before income taxes	4,525	471	7,588	729

Income tax expense	1,714	163	2,884	261

Net income	$2,811	$308	$4,704	$468

Net income per common share -Basic	$0.09	$0.01	$0.14	$0.02
Net income per common share - Diluted	$0.08	$0.01	$0.14	$0.02
Weighted average number of shares outstanding - Basic	32,542,672	26,267,746	32,454,175	25,679,066
Weighted average number of shares outstanding - Diluted	34,383,092	27,846,672	34,254,901	27,357,936

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,483	$935
Trade accounts receivable - net	14,675	3,968
Inventories Deferred tax asset	44,953 397	37,017 397
Prepaid expenses and other current assets	4,801	1,011
Total current assets	66,309	43,328

Property, plant and equipment, less accumulated depreciation	7,808	7,887
Other assets	100	102
Deferred tax asset	3,212	6,031
Goodwill	2,603	265
Intangible assets, less accumulated amortization	3,522	2,322
Total Assets	$83,554	$59,935

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$17,792	$4,510
Accrued payroll	401	384
Short-term debt and current maturities of long-term debt	10,290	6,320
Total current liabilities	28,483	11,214
Other liabilities	1,533	333
Long-term debt, less current maturities	4,441	4,389
Total Liabilities	34,457	15,936

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A convertible preferred stock, $0.01 par value ($100
liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 50,000,000;
issued and outstanding 32,621,045 and 32,312,276	326	323
Additional paid-in capital	61,896	61,505
Accumulated deficit	(13,125)	(17,829)
Total Stockholders' Equity	49,097	43,999

Total Liabilities and Stockholders' Equity	$83,554	$59,935